Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of ProPhase Labs, Inc. on Form S-8, of our report dated March 31, 2021, with respect to our audit of the consolidated financial statements of ProPhase Labs, Inc. as of December 31, 2020 and for the year then ended.

/s/ Friedman LLP

East Hanover, New Jersey

December 1, 2021